EXHIBIT 99.1

Harborview Capital Management, LLC
850 Third Avenue, Suite 1801
New York, NY 10022

Telephone: (646) 218-1400
Facsimile: (646) 218-1401

January 11, 2012

Alliqua, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Attention:  Steven C. Berger

Re:           Executive Office License Agreement

Dear Mr. Berger:

Reference is made to that certain Executive Office License Agreement (the “Agreement”), dated as of November 1, 2010, between Harborview Capital Management, LLC (“Harborview”), Alliqua, Inc., formerly known as HepaLife Technologies, Inc. (the “Company”), and each of the Company’s subsidiaries (the “Company Subsidiaries”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

1.
The first paragraph of Section 3 of the Agreement shall be replaced in its entirety with the following:

“On January 12, 2012, the Company will issue to Harborview 2,000,000 shares of common stock (the “License Fee”) as consideration for the rights and privileges afforded to the Company and the HepaLife Subsidiaries under this Agreement until December 31, 2012, at which time the Agreement shall expire.”

2.	The Company shall not make any further cash payments to Harborview pursuant to the Agreement commencing December 1, 2011.

3.	The Company acknowledges that the Licensed Offices will not be available for occupancy by the Company after December 31, 2012.

4.	All other conditions, terms, rights and obligations with respect to the Agreement, Harborview, the Company and the Company Subsidiaries shall remain in effect.

5.	Harborview hereby makes the representations and warranties attached hereto as Annex A.

Kindly confirm the foregoing terms set forth in this letter by signing and returning the enclosed copy of this letter.

[Signature Page Follows]

Very truly yours,

Harborview Capital Management, LLC

By:	/s/ David Stefansky
Name:	David Stefansky
Title:	Managing Member

So confirmed as of the date first above written:

Alliqua, Inc.		Each Company Subsidiary By: Alliqua, Inc.
By:	/s/ Steve C. Berger	By:	/s/ Steve C. Berger
Name:	Steve C. Berger	Name:	Steve C. Berger
Title:	Chief Financial Officer	Title:	Chief Financial Officer

ANNEX A

1.
Harborview is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Harborview is able to bear the economic risk of an investment in shares of common stock of the Company comprising the License Fee (the “Shares”).

2.
Harborview represents that the Shares are being acquired for its own account, for investment and not with a view to the distribution thereof. Harborview understands that such Shares have not been registered under the Securities Act and may not be resold unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration under the Securities Act.

3.
Harborview acknowledges that the Shares were not offered to Harborview by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio or (b) any seminar or meeting to which Harborview was invited by any of the foregoing means of communications.

4.
Harborview acknowledges that it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

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